Exhibit 10.9


                       REAL ESTATE AGREEMENT ("AGREEMENT")


     THE PORT OF CHELAN COUNTY, a Washington municipal corporation, (the "Seller"), and PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation, or assigns, (the "Purchaser") are entering into this agreement with respect to the following described real estate located in the County of Chelan, state of Washington, legally described as follows (altogether, the "Property"):

     Parcel One: The legal description for Parcel One is attached hereto as Exhibit "A" and incorporated herein by this reference.

     Parcel Two: The legal description for Parcel Two is attached hereto as Exhibit "B" and incorporated herein by this reference.

     Parcel Three: The legal description for Parcel Three is attached hereto as Exhibit "C" and incorporated herein by this reference.

     1. Deposit. Purchaser hereby deposits with Ogden Murphy Wallace,
P.L.L.C., as closing agent, option money of One Hundred and Fifty Thousand Dollars ($150,000.00) (hereafter the "Deposit"). The Deposit shall be applied toward the purchase price for each Parcel identified above, as follows: $50,000 to each Parcel. The Deposit shall be deposited in an interest bearing account, with interest accruing for the benefit of the Purchaser, if the Purchaser acquires all three Parcels as set forth on this Agreement. If the Purchaser does not acquire all three Parcels as set forth in this Agreement, then the interest shall be paid to the Seller.

     2. Purchase Price and Terms. The total purchase price for the Property, if Purchaser exercises its option to purchase all three Parcels, is Five Million Three Thousand Sixty-One and No/Dollars ($5,361,000.00), which shall be allocated as follows:

              Parcel One:               $  853,000
              Parcel Two:               $1,728,371
              Parcel Three:             $2,779,629

     Purchaser shall have the right to elect to purchase the Property over time with the last purchase occurring on or before June 10, 2000, as further described in this Agreement.

     3. Title. Title to each Parcel of the Property shall be marketable at the closing of the purchase of that Parcel, as set forth in Section 9. Rights reserved in federal patents or state deeds, building or use restrictions general to the district, existing easements not inconsistent with Purchaser's intended use, the Protective Covenants of the Seller, as provided below, and building or zoning

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regulations or provisions shall not cause the Property to be unmarketable.
Encumbrances to be discharged by Seller shall be paid by Seller on or before closing.

     4. Title Insurance. Seller shall furnish to Purchaser an ALTA standard form owners policy of title insurance in the amount of the purchase price. If Purchaser elects to have an extended policy of title insurance, Seller agrees to pay for the extended coverage provided Purchaser shall pay the cost of any survey work necessary to obtain the extended title insurance coverage. As soon as practical after execution of this Agreement by both parties, Seller shall furnish Purchaser a preliminary commitment therefor issued by Land Title Insurance Company with respect to all three Parcels, and Seller authorizes closing agent to apply as soon as practical for such title insurance. The Purchaser shall assume any cancellation fee for such commitment or policy. Purchaser shall have seven (7) business days from the later of (i) the receipt of the preliminary commitment or, (ii) execution of this Agreement by both parties to determine if Purchaser accepts the title to the Property as marketable. If Purchaser objects to any matter of record or any matter otherwise reflected in the preliminary commitment, as making the Property unmarketable, by giving written notice of such objection to Seller within the seven (7) days, Seller shall have thirty (30) days thereafter to remove the matter to which the objection is made. If title cannot be made marketable by the removal of the matter objected to prior to the expiration of the thirty (30) days, Purchaser may elect either to waive the matter to which the objection was made, accepting title, as marketable notwithstanding the matter remains of record or continues to be reflected in the title policy, or to terminate this Agreement.

     If Purchaser has acquired Parcel One, then within three (3) business days of Seller's receipt of Purchaser's notice as set forth in Section 9.2 below, the closing agent shall obtain an updated Preliminary Commitment for Title Insurance for Parcel Two ("First Updated Policy"). Purchaser shall have ten (10) business days from the receipt of the First Updated Policy to object in writing to any new matters appearing on said Policy. Seller shall have thirty (30) days thereafter to remove the matter to which the objection is made. If title cannot be made marketable by the removal of the matter objected to prior to the expiration of the thirty (30) days, Purchaser may elect either to waive the matter to which the objection was made, accepting title, as marketable notwithstanding the matter remains of record or continues to be reflected in the title policy, or to terminate this Agreement.

     If Purchaser has acquired Parcel One and Parcel Two, then within three (3) business days of Seller's receipt of Purchaser's notice as set forth in Section 9.3, below, the closing agent shall obtain an updated Preliminary Commitment for Title Insurance for Parcel Three ("Second Updated Policy"). Purchaser shall have ten (10) business days from the receipt of the Second Updated Policy to object in writing to any new matters appearing on said Policy. Seller shall have thirty
(30) days thereafter to remove the matter to which the objection is made. If title cannot be made marketable by the removal of the matter objected to prior to the expiration of the thirty (30) days, Purchaser may elect either to waive the matter to which the objection was made, accepting title, as marketable notwithstanding the matter remains of record or continues to be reflected in the title policy, or to terminate this Agreement.

     5. Deed. Upon Purchaser timely paying the purchase price for any Parcel as provided in this Agreement, Seller shall deliver to Purchaser at closing (as defined in Section 9) a statutory

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warranty deed, conveying the Parcel being acquired free and clear of all liens and encumbrances, but subject to matters of record or apparent on the Parcel being acquired. Seller shall also terminate any lease between Seller, as lessor, and Purchaser or any of its subsidiaries, as lessee, with respect to the Parcel being conveyed to Purchaser.

     6. Closing Costs and Prorations. Seller shall pay the real estate excise tax, if any, and title insurance premium. Taxes for the current year, rents, insurance, interest, mortgage reserves, water and other utilities constituting liens shall be prorated as of the date of closing. Purchaser shall pay the recording fees for the Statutory Warranty Deed and closing costs typically paid by Purchasers in real estate transactions in Chelan County. The fees of Ogden Murphy Wallace, P.L.L.C., incurred in preparing this Agreement and negotiating on behalf of Seller will be paid by Seller. Other costs associated with this transaction shall be allocated as is the common practice in Chelan and Douglas Counties.

     7. Seller's Representations. In addition to any other express agreement of Seller contained herein, the matters set forth below in this Paragraph constitute representations by Seller which shall be true and correct, on the date of this Agreement, as to all Parcels and, as of the close of escrow, as to the Parcel acquired in that closing and shall survive closing. Seller agrees to indemnify the Purchaser and hold it harmless from any cost, expense or liability (including without limitation reasonable attorneys' fees and expenses) related to any breach of the representations set forth in this Section 7. In the event that during the period between the execution of this Agreement and the close of escrow Seller learns or has reason to believe that any of the following representations cease to be true, Seller shall give written notice thereof to Purchaser which notice shall constitute a withdrawal or cancellation of the representations, to the extent set out in the notice. Purchaser may terminate this Agreement by giving written notice of such termination to Seller within seven (7) days from receipt by Purchaser of the withdrawal or cancellation of the representation. If Purchaser terminates under this provision, the Deposit, and interest paid on the Deposit, shall be returned to Purchaser.

          7.1 Seller is not aware of any deficiencies or defects in the Property, which are not apparent of record or by reasonable inspection;

          7.2 There are no actions, suits, claims, legal proceedings, or any other investigations or other proceedings affecting the Property, or any portion thereof, at law or in equity before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. Seller is not in default with respect to any order, judgment, injunction or decree of any court, federal, state or municipal, or other governmental department, commission, board, agency or instrumentality, domestic or foreign;

          7.3 Seller has not received notice from any governmental agency pertaining to the violation of any law or regulation affecting the Property and Seller has no knowledge of any facts that might be a basis for any such notice;

          7.4 To the best of Seller's knowledge, information and belief, it has complied with all laws, regulations and orders applicable to the Property; and

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          7.5 Seller has not caused or knowingly allowed the generation, treatment, storage, or disposal of hazardous or toxic substances on the Property, and to the best of the Seller's knowledge, no hazardous or toxic substance has been released onto, at or near the Property by the Seller or any third party, except for releases by the Purchaser and to the extent the Property has been used as a commercial orchard in the past.

     8. Inspection. Purchaser shall have twenty (20) days from the date of this Agreement to inspect the condition of the Property. If Purchaser determines the condition of the Property is not acceptable to Purchaser, Purchaser shall give written notice of that determination to Seller within the twenty (20) days, stating the reason why Purchaser has determined the condition of the Property is unacceptable to Purchaser. If Seller removes the unacceptable condition prior to closing, the parties shall proceed to close as provided in the Agreement. If Seller does not remove the unacceptable condition prior to the date set for closing, this Agreement shall terminate, Purchaser's Deposit, and any interest paid on the Deposit, shall be returned to Purchaser, and neither party shall have any further rights or obligations to the other as a result of this Agreement.

     9. Closing and Exercise of Options.

          9.1 The closing of the sale of Parcel One shall occur within thirty
     (30) days after execution of this Agreement by both parties, provided that closing shall be extended by seven (7) business days, if Purchaser objects to title claiming it to be unmarketable, as provided in Paragraph 4.

          9.2 The closing of the sale of Parcel Two shall occur on a date mutually agreeable to Seller and Purchaser on or before August 31, 1999; provided (i) Parcel One has already been purchased by the Purchaser, and
     (ii) Purchaser has provided Seller forty-five (45) days advance written notice of its intent to purchase Parcel Two.

          9.3 The closing of the sale of Parcel Three shall occur on a date mutually agreeable to Seller and Purchase on or before June 10, 2000; provided (i) Parcel One and Parcel Two have already been purchased by the Purchaser, and (ii) Purchaser has provided Seller forty-five (45) days advance written notice of its intent to purchase Parcel Three.

          9.4 All sales shall be closed in the office of the closing agent, Ogden Murphy Wallace, P.L.L.C., or such other closing agent as the parties may agree. Purchaser and Seller shall deposit with the closing agent all instruments, documents and monies necessary to complete the sales in accordance with this Agreement. Escrow fees shall be divided equally between the Seller and Purchaser.

     10. Closing Agent. For purposes of this Agreement, "closing agent" shall be defined as the person authorized to perform escrow services pursuant to the provisions of Chapter 18.44 RCW who is designated by the Parties hereto to perform such services.

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     11. Date of Closing. For purposes of this Agreement, "date of closing"
shall be construed as the date upon which all appropriate documents are recorded and proceeds of this sale are available for disbursement to Seller.

     12. Possession. Seller shall deliver possession of the Property, or the portion thereof acquired by Purchaser as set forth herein, to Purchaser on the date of closing.

     13. Default. If Purchaser does not timely purchase the Property according to the schedule set forth in Section 9, then the balance of the Deposit not previously applied toward the purchase of a Parcel plus all accrued interest shall be forfeited to Seller, as Seller's sole and exclusive remedy. If the Seller defaults, Purchaser may seek specific performance of this Agreement, damages or rescission.

     14. Protective Covenants. Except as provided below, the Property shall, after the closing, remain subject to the "Protective Covenants, Olds Station Industrial Park, Port of Chelan County," (the "Covenants") as now or hereafter adopted by Seller; provided that Purchaser shall have the right to review, comment on, and negotiate with Seller regarding any changes or amended covenants hereafter adopted; and provided further that any changes or amendments shall not unreasonably restrict Purchaser's ability to make improvements on the Parcels, interfere with Purchaser's ability to conduct its business, or discriminate against Purchaser in favor of other landowners, including Seller. Purchaser has received and is familiar with a copy of the Covenants currently in effect. The Covenants, together with any changes or amendments made in accordance with this paragraph, shall be binding on the Property and shall run with the land. As a condition of the closing, the parties shall have reached agreement on the method for resolving disputes regarding issues arising under the Covenants, including the giving or withholding of consent by Seller to a requested plan for use or condition of the Property, a request for a variance from the Covenants for the Property, or other accommodation or change relative to the Covenants requested by Purchaser. The parties anticipate the resolution shall be a method of binding arbitration.

     15. Sewage Capacity. Seller shall transfer or make available to the Property normal sewage capacity of 35,000 gallons per day. It is anticipated 35,000 gallons of sewage capacity may exceed the amount necessary to service the Property. After one (1) year, but not later than three (3) years after the date of closing of the last Parcel to be purchased by Purchaser, the parties shall determine the daily average historical use of sewage capacity and shall consider the reasonably projected future use of sewage capacity at the Property, taking into consideration future potential facilities and uses. If the Seller concludes that the historical and reasonably projected future use of the Property is such that the capacity allocated as set forth below appears in excess of the reasonable needs of the Property, then the parties shall adjust the capacity so that it is reduced to a number reasonably calculated to service the Property, or portion thereof. In the event the parties cannot agree on the number of gallons of sewage capacity reasonably necessary to service the Property, or portion thereof, the matter shall be resolved by arbitration in the manner established between the parties for the resolution of a dispute regarding, or the interpretation of, the Covenants. At Seller's election, a memorandum of agreement reflecting the provisions of this paragraph may be placed of record. The above-referenced sewage

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capacity shall be allocated as follows and shall be transferred to the Purchaser at the closing for each respective Parcel:

          Parcel One:    15,000 gallons per day

          Parcel Two:     8,000 gallons per day

          Parcel Three:  12,000 gallons per day

     16. Purchaser Represented by Attorney. Seller and Purchaser acknowledge and understand that Ogden Murphy Wallace, P.L.L.C. is acting as the drafter of this Agreement and the documents implementing this Agreement, and is not providing independent legal advice to the Purchaser. Seller shall pay all costs and fees of Ogden Murphy Wallace, P.L.L.C., in this transaction, except escrow fees. Purchaser acknowledges that it has been advised and has had the opportunity to seek independent counsel for review of documents.

     17. Computation of Time. Unless otherwise expressly specified herein, any period of time specified in this Agreement shall expire at 9:00 p.m. of the last calendar day of the specified period of time, unless the last day is Saturday, Sunday, or a legal holiday, as prescribed in RCW 1.16.050, in which event the specified time shall expire at 9:00 p.m. of the next business day. Any specified period of five (5) days or less shall include business days only.

     18. AS-IS. NO WARRANTY. PURCHASER ACKNOWLEDGES IT IS FAMILIAR WITH THE PROPERTY, HAS INVESTIGATED SAME, HAS BEEN IN POSSESSION OF PARCEL TWO AND PARCEL THREE AS A TENANT, AND HAS BEEN PROVIDED WITH ADDITIONAL OPPORTUNITIES TO INVESTIGATE THE PROPERTY PURSUANT TO THIS AGREEMENT. PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS RELYING SOLELY ON ITS INSPECTION AND INVESTIGATION OF THE PROPERTY, AND ACCEPTS THE PROPERTY "AS IS, WHERE IS" IN ITS PRESENT CONDITION WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, MADE BY SELLER OR ANY EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER WITH RESPECT TO THE PHYSICAL CONDITION OF THE PROPERTY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER SHALL HAVE DETERMINED TO ITS SATISFACTION BEFORE CLOSING, THAT THE PROPERTY CAN BE USED FOR THE PURPOSES PURCHASER INTENDS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT NEITHER SELLER NOR SELLER'S AGENT HAD MADE, AND DOES NOT MAKE, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE HABITABILITY, TENANTABILITY OR SUITABILITY FOR COMMERCIAL OR RESIDENTIAL PURPOSES, MERCHANTABILITY, POTENTIAL USE OF THE PROPERTY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES, WASTES OR MATERIALS AS DEFINED BY STATE, FEDERAL OR LOCAL LAW, ALL OF WHICH WARRANTIES SELLER HEREBY EXPRESSLY DISCLAIMS.

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     19. Notices. Any notice required or authorized to be given under the terms of this Agreement shall be given to the Seller or Purchaser at the address indicated below the signature of the Seller or Purchaser. Delivery shall be deemed to have occurred upon delivery to the Seller or the Purchaser in person or by mailing the notice to the Seller or Purchaser at the addresses indicated by the United States mail, certified postage prepaid.

     20. Attorneys Fees and Costs. In the event it is necessary for any of the Parties to this Agreement to utilize the services of any attorney to enforce any alleged default under this Agreement that has not been cured within thirty days after receipt by the other party of written notice of the default, such enforcing Party shall be entitled to, in addition to other relief, compensation for its reasonable attorneys' fees and costs. In the event of litigation regarding any of the terms of this Agreement, the substantially prevailing Party shall be entitled, in addition to other relief, to its reasonable attorneys' fees and costs.

     21. Essence of Time. TIME IS OF THE ESSENCE IN THIS AGREEMENT.

     22. Entire Agreement. This Agreement contains the entire Agreement of the Parties hereto, and except for any Agreements or warranties otherwise stated in writing to survive the execution and delivery of this Agreement, supersedes all other previous understandings and agreements, written and oral, with respect to this transaction.

     23. Savings Clause. Nothing in this Agreement shall be construed as to require any act contrary to law, and wherever there is any conflict between the provisions of this Agreement and any statute, law, public regulation or ordinance, the latter shall prevail, but in such event, the provisions of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.




                [remainder of this page left intentionally blank]


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     24. Survival. All representations and warranties made under this
Agreement, and all duties and obligations of the Parties hereunder, to be performed after the closing, shall survive the closing and remain in effect until fulfilled and shall not merge with the recordation of any deeds.

     DATED this 15 day of January, 1999.


SELLER:                                     Seller's Address:

PORT OF CHELAN COUNTY
                                            P.O. Box 849
                                            Wenatchee, WA  98807-0849

By: /s/ Illegible
    ------------------------------
Its:  Director


     DATED this 20 day of January, 1999.


PURCHASER:                                  Purchaser's Address:

PACIFIC AEROSPACE & ELECTRONICS, INC.
                                            430 Olds Station Road
                                            Wenatchee, WA 98801


By: /s/ DONALD A. WRIGHT
    ------------------------------
Its:   President/CEO

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                                    EXHIBIT A

                                LEGAL DESCRIPTION
                                       FOR
                              PORT OF CHELAN COUNTY
                                  PA&E PROPERTY
                                    PARCEL 1

     A portion of the Northeast quarter of the Northeast quarter of Section 28, Township 23 North, Range 20 East, W.M., more particularly described as follows:

     Commencing at the Northeast corner of Section 28 a found brass cap monument; thence South 00(degree)34'36" East on the East line of Section 28 for
350.02 feet to a found monument in the centerline of Euclid Avenue; thence continuing Northwesterly on a curve to the left with a delta angle of 63(degree)53'34" and a radius of 99.33 feet for an arc distance of 110.77 feet; thence North 64(degree)29'15" West for 169.78 feet to the centerline intersection of Euclid Avenue ("A" line revised 12/93 by Chelan County) and Isenhart Avenue; thence South 23(degree)13'11" West for 158.98 feet to a found monument in the centerline of Isenhart Avenue; thence turning 90(degree) to the right for 30.00 feet to the Northwesterly Right-of-Way of Isenhart Avenue and the Point Of Beginning of this description; thence North 23(degree)13'11" East for 101.91 feet to a curve to the left with a delta angle of 87(degree)46'24" and a radius of 27.00 feet with an arc distance of 41.36 feet; thence North 64(degree)29'15" West for 51.99 feet to a curve to the right with a delta angle of 15(degree)43'27" and a radius of 180.00 feet for an arc distance of 49.40 feet to a point on the Southeasterly Right-of-Way of the Burlington Northern Railroad; thence South 39(degree)40'29" West along said railroad Right-of Way for 1017.18 feet; thence South 50(degree)19'57" East for 207.48 feet to a curve to the right on the Northwesterly right-of-way of Isenhart Avenue with a delta angle of 23(degree)40'08" and a radius of 180.00 feet for an arc distance of
74.36 feet; thence North 39(degree)40'05" East for 628.30 feet to a curve to the left with a delta angle of 16(degree)26'55" and a radius of 770.00 feet with an arc distance of 221.05 feet and the Point Of Beginning of this description.

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                                    EXHIBIT B

                                LEGAL DESCRIPTION
                                       FOR
                              PORT OF CHELAN COUNTY
                                  PA&E PROPERTY
                                    PARCEL 2

     A portion of the Northeast quarter of the Northeast quarter of Section 28, Township 23 North, Range 20 East, W.M., more particularly described as follows:

     Beginning at the Northeast corner of Section 28 a found brass cap monument; thence South 00(degree)34'36" East along the East line of Section 28 for 897.37 feet to a found monument in the centerline of Euclid Avenue; thence turning 90(degree) to the right for 30.00 feet to the West Right-of-Way of Euclid Avenue and the point of curve; thence on said curve on the right with a delta angle of 85(degree)39'42" and a radius of 120.00 feet with an arc distance of 179.41; thence South 85(degree)04'02" West for 88.06 feet to a curve to the left along the Northerly Right-of-Way Olds Station Road, with a delta angle of 03(degree)18'31" and a radius of 940.00 feet with an arc distance of 54.28 feet to the Point of Beginning of this description; thence continuing on said curve with a radius of 940.00 feet and a delta angle of 03(degree)07'52" with an arc distance of 51.37 feet; thence South 78(degree)37'38" West for 299.03 feet to a curve to the left with a delta angle of 00(degree)16'04" and a radius of 640.00 feet for a distance of 2.99 feet; thence North 00(degree)00'00 East for a distance of 315.90 feet to a point on the Southeasterly Right-of-Way of Isenhart Avenue; thence North 39(degree)40'05" East along said Right-of-Way for 290.86 feet to a curve to the left with a delta angle of 04(degree)13'17" and a radius of 830.00 feet with an arc distance of 61.15 feet; thence North 90(degree)00'00" East 55.27 feet; thence South 00(degree)01'30" west for 533.78 to the Point of Beginning.

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                                    EXHIBIT C

                                LEGAL DESCRIPTION
                                       FOR
                              PORT OF CHELAN COUNTY
                                  PA&E PROPERTY
                                    PARCEL 3


     A portion of the Northeast Quarter of the Northeast Quarter of Section 28, Township 23 North, Range 20 East, W.M., more particularly described as follows:

     Beginning at the Northeast corner of Section 28, a found brass cap monument; thence South 00(degree)34'36" East along the East line of Section 28 for 350.02 feet to a found monument in the centerline of Euclid Avenue; thence South 89(degree)24'29" West for 30.00 feet to the Westerly Right-of Way of Euclid Avenue and the Point of Beginning; thence South 00(degree)35'41" East along the Westerly Right-of-Way of Euclid Avenue for 547.35 feet to a curve to the right having a delta angle of 85(degree)39'42" and a radius of 120.00 feet for an arc distance of 179.41 feet; thence South 85(degree)04'02" West along the Northerly Right-of-Way of Olds Station Road for 88.06 feet to a curve to the left having a delta angle of 03(degree)18'31" and a radius of 940.00 feet for an arc distance of 54.28 feet; thence North 00(degree)01'30" East for 533.78 feet; thence North 90(degree)00'00" West for 55.27 feet to a point on the Southeasterly Right-of-Way of Isenhart Avenue; thence North Easterly on said Right-of-Way on a curve to the left with a delta angle of 04(degree)56'20" and a radius of 830.00 feet for an arc distance of 71.55 feet; thence continuing on a curve to the left with a delta angle of 07(degree)17'18" and a radius of 830.00 feet for an arc distance of 105.58 feet; thence North 23(degree)13'11" East for
97.48 feet to a curve to the right with a delta angle of 92(degree)13'36" and a radius of 27.00 feet for an arc distance of 43.46 feet; thence South 64(degree)29'15" Eats along the Southerly Right-of-Way of Euclid Avenue for
110.52 feet to a curve to the right with a delta angle of 63(degree)53'35" and a radius of 69.33 feet for an arc distance of 77.31 feet to the Point of Beginning of this description.

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